FOR IMMEDIATE RELEASE
FOR ADDITIONAL INFORMATION:

Investor Relations
David Lim
+1 844-632-1060
IR@univar.com

Media Relations
Michele Mazur
+1 331-777-6187
                                mediarelations@univar.com

Univar Statement Regarding Hurricane Harvey Impact

DOWNERS GROVE, Ill., August 29, 2017—Univar Inc. (NYSE: UNVR) (“Univar”), a global chemical and ingredients distributor and provider of value-added services, shared today its initial assessment of impacts of Hurricane Harvey to its business.

Univar is pleased to report that all Univar employees in the area are accounted for and safe at this time.

While most Univar facilities have incurred minimal damage, limited access has prevented the completion of a full assessment. Operations in the area are restricted due to the state of emergency in effect. Highways, rail lines and shipping lanes are closed, and Univar employees are unable to travel safely to the Company’s sites. Univar expects that Hurricane Harvey will significantly disrupt customer and supplier production both in the immediate area and throughout the U.S. The Company is working with supplier partners and customers to respond to their needs safely and as quickly as possible, leveraging Univar’s scale and inventory. Conditions could worsen as ongoing rain and flooding is expected to continue this week.

More than one third of U.S. chemical production is located in the Gulf Coast region and has been disrupted. This region is a key source of supply for a wide range of industrial and consumer products manufactured throughout the United States and globally. Univar has multiple chemical warehouse and terminal facilities located in the storm zone. The Company generates approximately 16 percent of its U.S. annual sales from customers in the region, and sources more than one third of its U.S. sales from supplier partners in the region. Most of Univar’s Gulf Coast customers and supplier partners are not operating at this time. Orders from these regional customers are at a standstill as nearly all customer plants are inoperable either due to damage, lack of power, or employee access. In addition, some Univar customers and suppliers have declared force majeure and we expect more to follow. Some suppliers and transportation companies have already announced price increases.

More than 16 percent of the U.S. refining capacity has been affected, which the Company expects will immediately increase transportation and delivery costs.

Univar remains committed to growth and these current events will not deter the Company’s transformation and execution of its growth strategy in the long-term. Nevertheless, this catastrophic natural disaster will have an adverse impact on near-term results. While difficult to assess, Univar preliminarily estimates the business disruptions from Hurricane Harvey will likely reduce third quarter Adjusted EBITDA by $10 to $25 million from its previously communicated expectations. In addition, depending on the duration of these disruptions, fourth quarter results could also be affected, but it is too early to make that determination.

Univar will provide an update as increased visibility into customer and supplier operations becomes available.

About Univar Inc.
Founded in 1924, Univar (NYSE: UNVR) is a global chemical and ingredients distributor and provider of value-added services, working with leading suppliers worldwide. Supported by a comprehensive team of sales and technical professionals with deep specialty and market expertise, Univar operates hundreds of distribution facilities throughout North America, Western Europe, Asia-Pacific and Latin America. Univar delivers tailored customer solutions through a broad product and services portfolio sustained by one of the most extensive industry distribution networks in the world. For more information, visit www.univar.com.

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